                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 1-14379

                      CONVERGYS CMG RETIREMENT SAVINGS PLAN

             (Exact name of registrant as specified in its charter)

                 201 East Fourth Street, Cincinnati, Ohio 45202
                          Telephone Number 513-723-7000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Convergys Corporation, common shares.

            (Title of each class of securities covered by this Form)

                                      None.

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  { }                Rule 12h-3(b)(1)(i)  { }
         Rule 12g-4(a)(l)(ii) { }                Rule 12h-3(b)(1)(ii) { }
         Rule 12g-4(a)(2)(i)  { }                Rule 12h-3(b)(2)(i)  { }
         Rule 12g-4(a)(2)(ii) { }                Rule l2h-3(b)(2)(ii) { }
         Rule 15d-6           {X}

Approximate number of holders of record as of the certification or notice date:

 None - Plan merged with the Convergys Corporation Retirement and Savings Plan.

Pursuant to the requirements of the Securities Exchange Act of 1934 the Convergys CMG Retirement Savings Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                 Convergys Corporation
                                                 Plan Administrator

DATE: 10/30/2002                                 BY:/s/ Laura A. Ryan